Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lance, Inc.:
We consent to the use of our reports dated March 8, 2007, with respect to the consolidated balance sheets of Lance, Inc. and subsidiaries (the Company) as of December 30, 2006 and December 31, 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 30, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 and the effectiveness of internal control over financial reporting as of December 30, 2006, incorporated herein by reference.
Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, effective January 1, 2006. and the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans as of December 30, 2006.
/s/ KPMG LLP
Charlotte, North Carolina
September 26, 2007